Exhibit 99.1

Niska Gas Storage Partners LLC Announces Second Quarter Financial Results for Fiscal 2014 and Declaration of Quarterly Distribution

HOUSTON, TEXAS — October 31, 2013 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for the quarter ended September 30, 2013. The Company also provided an update on its current business environment and outlook.

Financial Results

Adjusted EBITDA (as defined below) for Niska’s second quarter ended September 30, 2013, was $32.1 million compared to $36.3 million for the second quarter ended September 30, 2012. For the six months ended September 30, 2013, Adjusted EBITDA was $47.4 million compared to $89.1 million for the six months ended September 30, 2012. Cash available for distribution (as defined below) was $15.7 million and $15.2 million for the three and six months ended September 30, 2013, compared to $19.6 million and $56.9 million for the comparable periods in fiscal 2013.  Adjusted EBITDA and Cash Available for Distribution for the three and six months ended September 30, 2012 include benefits, from inventory write-downs recorded in the quarters ended March 31 and June 30, 2012, of approximately $5.1 million and $6.4 million, respectively.

Niska’s net loss during the quarter ended September 30, 2013 was $7.8 million compared to a net loss of $15.4 million in the same period last year. For the six months ended September 30, 2013, Niska’s net earnings were $0.1 million, compared to a net loss of $52.7 million for the six months ended September 30, 2012.  Earnings (loss) per common unit were ($0.22) and $0.00 for the three and six months ended September 30, 2013 compared to losses per common and subordinated unit of $0.22 and $0.76 per unit, respectively, for the three months and six months ended September 30, 2012. As a result of the Company’s equity restructuring completed April 2, 2013, earnings (loss) per unit for the three and six months ended September 30, 2013 include only the Company’s common units, whereas such amounts in the comparable prior year periods include both common and subordinated units.

Operations and Outlook

“Financial results for the first six months of fiscal 2014 remain in line with our expectations.” said Simon Dupéré, President and Chief Executive Officer.  “Short-term market opportunities in our Canadian-based AECO™ market region had a significant positive impact on optimization revenues and helped to offset continuing challenges in our U.S. storage markets.   We are maintaining our previous guidance for the fiscal year ending March 31, 2014 of Adjusted EBITDA of $125 - $135 million and Cash Available for Distribution of $60 - $70 million. We have locked in nearly 90% of the revenues required to meet the midpoint of our guidance range.”

Mr. Dupéré continued, “We maintained focus on our growth opportunities throughout the quarter.  We completed our expansion at Wild Goose, with 75 billion cubic feet (“Bcf”) of working gas capacity now fully operational. At Starks, our proposed NGL storage facility in Louisiana, we continue to make progress in obtaining the requisite regulatory permits.  Additionally, we continue to work with potential customers to market liquids storage capacity in the region.”

Mr. Dupéré concluded by stating, “Our efforts to grow, through diversification of our asset base and potentially, through acquisitions, are the keys to growing unitholder value in this challenging storage market environment.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit, payable on Thursday, November 21, 2013 to common unitholders of record at the close of business on Wednesday, November 13, 2013. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska’s operating agreement.

Carlyle/Riverstone Equity and Power Fund II, and Carlyle/Riverstone Equity and Power Fund III and certain affiliates (collectively, the “Carlyle/Riverstone Funds”), which own approximately 48.9% of the Company’s outstanding common units, have announced their intention to reinvest all amounts to be received from this distribution in additional Niska common units through the distribution reinvestment plan (DRIP), which was implemented in August of 2013. Details regarding the DRIP can be found in the Investor Center section of Niska’s website at www.niskapartners.com.

Earnings Call

Niska will host a conference call detailing its annual results on Thursday, October 31, 2013, at 9:00 a.m. Eastern Time (8:00 a.m. Central). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

Primary Dial-In:	1-866-318-8615
Secondary Dial-In:	1-617-399-5134
Access Code:	65539438

A telephonic replay can be accessed until 12:00 a.m. Central, November 7, 2013, at the following numbers:

Primary Dial-In:	1-888-286-8010
Secondary Dial-In:	1-617-801-6888
Access Code:	13900236

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity in the U.S. Mid-continent.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and net income, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release. Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, loss on extinguishment of debt, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.  This press release contains forward-looking estimates of Adjusted EBITDA and Cash Available for Distribution for the fiscal year ending March 31, 2014. Reconciliations to GAAP net earnings are not provided for these forward-looking estimates because GAAP net earnings for the fiscal year ending March 31, 2014 are not accessible. Niska is able to estimate interest expense, income tax benefits and expenses, depreciation and amortization, inventory write-downs, impairments of assets (including goodwill), losses on extinguishment of debt, foreign exchange gains and losses and other income.  However, the Company is unable to predict future unrealized risk management gains and losses and these amounts could be material, such that the amount of net earnings would vary substantially from the amount of projected Adjusted EBITDA and Cash Available for Distribution.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common units of the Partnership, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND COMPREHENSIVE
INCOME (LOSS)

(in thousands of U.S. dollars, except for per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

REVENUES
Fee-based revenue	$33,197	$40,998	$64,667	$78,059
Optimization, net	3,666	(16,453)	29,384	(56,301)
	36,863	24,545	94,051	21,758

EXPENSES (INCOME)
Operating	8,877	8,826	19,321	16,920
General and administrative	9,515	8,077	20,804	17,915
Depreciation and amortization	10,298	13,242	20,631	25,065
Interest	16,397	16,672	32,603	33,180
Loss on extinguishment of debt	—	—	—	599
Foreign exchange (gains) losses	(410)	(149)	447	(336)
Other (income) expense	(17)	(8)	374	(185)

LOSS BEFORE INCOME TAXES	(7,797)	(22,115)	(129)	(71,400)

Income tax expense (benefit)	48	(6,718)	(252)	(18,658)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(7,845)	$(15,397)	$123	$(52,742)

Net earnings (loss) allocated to:

Managing member	$(154)	$(305)	$4	$(1,044)
Common unitholders	$(7,691)	$(7,622)	$119	$(26,109)
Subordinated unitholder	$—	$(7,470)	$—	$(25,589)

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$(0.22)	$(0.22)	$—	$(0.76)

Earnings (loss) per unit allocated to subordinated unitholders - basic and diluted	$—	$(0.22)	$—	$(0.76)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net earnings (loss)	$(7,845)	$(15,397)	$123	$(52,742)
Add (deduct):
Interest expense	16,397	16,672	32,603	33,180
Income tax expense (benefit)	48	(6,718)	(252)	(18,658)
Depreciation and amortization	10,298	13,242	20,631	25,065
Unrealized risk management losses (gains)	13,632	28,691	(6,486)	79,856
Loss on extinguishment of debt	—	—	—	599
Foreign exchange (gains) losses	(410)	(149)	447	(336)
Other (income) expense	(17)	(8)	374	(185)
Write-down of inventory	—	—	—	22,281
Adjusted EBITDA	$32,103	$36,333	$47,440	$89,060
Less:
Cash interest expense, net	15,562	15,865	30,933	31,459
Income taxes paid (recovered)	6	—	6	(7)
Maintenance capital expenditures	902	914	959	914
Other (income) expense	(17)	(8)	374	(185)
Cash available for distribution	$15,650	$19,562	$15,168	$56,879

Revenue:
Fee-based revenue	$33,197	$40,998	$64,667	$78,059

Proprietary optimization:
Realized optimization	17,298	12,238	22,898	45,859
Unrealized risk management (losses) gains	(13,632)	(28,691)	6,486	(79,879)
Write-down of inventory	—	—	—	(22,281)
Total	$3,666	$(16,453)	$29,384	$(56,301)

Capital expenditures:
Maintenance	$902	$914	$959	$914
Expansion	165	5,477	280	20,772
Total	$1,067	$6,391	$1,239	$21,686

Operating data:
Effective working gas capacity (Bcf)	250.5	225.5	250.5	225.5

	September 30,	March 31,
Selected Balance Sheet data	2013	2013
	(unaudited)

Cash and cash equivalents	$8,189	$10,610
Borrowings under revolving credit facility	$60,500	$65,000
Total debt excluding revolving credit facility	$643,790	$643,790
Members’ equity	$576,186	$597,377